Exhibit 2.1

FIRST AMENDMENT TO COMMON STOCK PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO COMMON STOCK PURCHASE AGREEMENT (this “Amendment”) is entered into, as of this 7th day of October, 2022 (the “Effective Date”), by and among Bollinger Motors, Inc., a Delaware corporation (“Company”), Mullen Automotive, Inc. (the “Purchaser”) and Robert Bollinger in his individual capacity (“Bollinger”).

RECITALS

WHEREAS, the Purchaser, Company and Bollinger entered into a Common Stock Purchase Agreement, dated as of September 7, 2022 (“SPA”), pursuant to which Purchaser purchased 282,825 shares of the common stock of the Company (the “Company Common Stock”), representing 31.17% of the applicable equity ownership interests in the Company on a fully diluted basis (after giving effect to the conversion or exercise of any outstanding debt and equity securities or equivalents);

WHEREAS, pursuant to Section 1.3(b) of the SPA, immediately prior to the closing of the SPA, Purchaser, Company, Bollinger and Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”) entered into the Cash Escrow Agreement, dated as of September 7, 2022 (the “Escrow Agreement”), pursuant to which the Purchaser deposited certain amounts with the Escrow Agent to be paid in accordance with the SPA and the Escrow Agreement;

WHEREAS, pursuant to Section 1.3(d) of the SPA, immediately prior to the closing of the SPA, Purchaser entered into the Stock Reservation Agreement, dated as of September 7, 2022 (the “Stock Reservation Agreement”), by and among, the Purchaser, the Company, Bollinger and the Continental Stock Transfer & Trust Company, a New York corporation (the “Transfer Agent”), pursuant to which the Purchaser instructed the Transfer Agent to reserve for issuance, in the name of the Company, shares of common stock of the Purchaser, par value $0.001 per share, pursuant to Section 1.3(d) of the SPA as collateral for payments to be made under Section 1.3(c) of the SPA; and

WHEREAS, it is intended that the Escrow Agreement and the Stock Reservation Agreement will be amended contemporaneously with the execution of this Amendment; and

WHEREAS, the parties hereto mutually desire to amend the SPA as herein set forth and are executing and delivering this Amendment for such purpose.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises, the terms and conditions set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Recitals. The foregoing recitals are true and correct and are hereby incorporated into this Amendment for all purposes. Any capitalized term used in this Amendment and not defined herein shall have the meaning assigned to such term in the SPA.

2.             Replacement of Section 1.3(c). Section 1.3(c) of the SPA is deleted in its entirety and the following language is hereby inserted in lieu thereof:

(c)            Installment Payments. After the Closing, the Purchaser will pay $32,000,000 to the Company by making installments in accordance with the following schedule: (a) on or before the 30th day of November, 2022, $15,500,000 will be paid to the Company (the “First Installment Payment”); (b) on or before the fifth Business Day of February 2023 $5,500,000 will be paid to the Company; and (c) on or before the fifth Business Day of May 2023 $5,500,000 will be paid to the Company, and (d) on or before the fifth Business Day of August 2023 $5,500,000 (collectively, the “Installment Payments”). On or before the 30th day of November 2022, Purchaser shall deposit $16,500,000 with the Escrow Agent to be held in a cash escrow account (the “Additional Escrowed Cash”). The Additional Escrowed Cash shall be payable to the Company in accordance with this Section 2.1 of the Cash Escrow Agreement, as amended. For the avoidance of doubt the Additional Escrowed Cash shall be used to allow the Escrow Agent to automatically pay to the Company the Installment Payments, together with the automatic release of the Cash Escrow Account, as reflected on the amended Schedule 2 to the Cash Escrow Agreement.

3.             Restatement of Section 1.3(d). Section 1.3(d) of the SPA is deleted in its entirety and the following language is hereby inserted in lieu thereof:

(d)            Stock Reservation. Immediately prior to the Closing, the Purchaser shall enter into an agreement with the Transfer Agent, the Company and Bollinger in substantially the form attached hereto as Exhibit C (the “Stock Reservation Agreement”), whereby the Purchaser shall instruct the Transfer Agent to reserve for issuance, in the name of the Company, shares of common stock of the Purchaser valued at $38,400,000 (calculated using the five (5) trading day volume weighted average price, which shall be determined for any trading day (or any trading period) via a Bloomberg Terminal) (the “Reserved Shares”). The number of Reserved Shares shall be adjusted on a quarterly basis to ensure that the value of such Reserved Shares is at all times equal to at least one hundred twenty percent (120%) of the unpaid Installment Payments. The Reserved Shares will act as security and collateral for the Installment Payments, in each case, subject to the terms and conditions set forth in the Stock Reservation Agreement. In the event that the Purchaser fails to timely pay the First Installment Payment, timely deposit the Additional Escrowed Cash with the Escrow Agent, timely pay the Payment Default Amount (defined below), or timely pay the Deposit Payment Penalty Amount (defined below), the Purchaser shall instruct the Transfer Agent to reserve for issuance additional Reserved Shares with a value equal to 120% of the cash value of the First Installment Payment, Additional Escrowed Cash, Payment Default Amount, or Deposit Payment Penalty Amount, as applicable.

4.             Amendment of Section 1.3. The SPA is further Amended by inserting the new Section 1.3(f) after Section 1.3(e):

(f)            Failure of Payment Obligations. In the event that Purchaser does not timely pay the First Installment Payment in-full in accordance with Section 1.3(c) and the Cash Escrow Agreement, Purchaser shall pay to Company an additional $1,500,000 in cash as a penalty (the “Payment Default Penalty Amount”) on the 30th day of November, 2022. In the event that Purchaser does not timely deposit the Additional Escrowed Cash with the Escrow Agent in accordance with Section 1.3(c), Purchaser shall pay to Company an additional $1,500,000 in cash as a penalty (the “Deposit Payment Penalty Amount”) on the 30th day of November, 2022. The failure of the Purchaser to timely pay the First Installment Payment, timely deposit the Additional Escrowed Cash with the Escrow Agent, timely pay the Payment Default Penalty Amount, or timely pay the Deposit Payment Penalty Amount shall each be deemed to be a Missed Installment Issuance pursuant to Section 3.1 of the Stock Reservation Agreement and Bollinger and the Company shall in any such case be entitled to the remedies under said Section with respect to a Missed Installment Issuance (including but not limited to having the Transfer Agent issue to the Company such number of the Reserved Shares with a value equal to the cash value of the Missed Installment Issuance). In addition, any such failure shall be deemed to be a “Mullen Default” as defined in, and in accordance with, the Amended and Restated Stockholders Agreement of Company, by and among the Company, Bollinger, Purchaser and the other stockholders named therein. Each of the Payment Default Penalty Amount and the Deposit Payment Penalty Amount shall bear interest at a rate of 15% per year, based on the number of elapsed days and a 365 day year, until such amounts are paid in cash in full (inclusive of all accrued interest).

5.             Reservation of Shares. Upon confirmation that the Additional Escrowed Cash has been deposited with the Escrow Agent and the First Installment Payment has been paid in accordance with Section 1.3(c) and the Escrow Agreement, Purchaser, Bollinger and Company shall instruct Escrow the Transfer Agent under that certain Stock Reservation Agreement, dated as of September 7, 2022 (the “Stock Reservation Agreement”), by and among, the Purchaser, the Company, Bollinger and the Transfer Agent, to eliminate the reservation of the Reserved Shares (as defined in the Stock Reservation Agreement).

6.             Amendment. The parties agree that notwithstanding anything contained in the SPA to the contrary, the provisions set forth in this Amendment shall be deemed to be part of the SPA and shall supersede any contrary provisions in the SPA and prevail and control for all purposes. This Amendment embodies the entire agreement and understanding among the parties hereto in respect of the matters contemplated hereby and supersedes all prior or contemporaneous agreements and understandings of the parties, verbal or written, relating to the subject matter hereof. Except as modified herein, all of the other terms, covenants and conditions of the SPA are hereby ratified and affirmed and the same shall remain in full force and effect.

7.             Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. The signatures of the parties to this Amendment may be delivered by facsimile or as an attachment to an email (e.g., as a PDF file) and such delivery is effective delivery of such facsimile or email attachment.

8.             Reference to the SPA. On and after the date hereof, each reference in the SPA to “this Agreement,” “hereof,” “herein,” “herewith,” “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to the SPA as amended by this Amendment. No reference to this Amendment need be made in any instrument or document at any time referring to the SPA and a reference to the SPA in any such instrument or document shall be deemed to be a reference to the SPA as amended by this Amendment.

9.             Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Amendment or any of the transactions contemplated by this Amendment: (a) each of the parties irrevocably and unconditionally consents and submits to the non-exclusive jurisdiction and venue of the state and federal courts located in the State of New York; and (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of New York.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE COMPANY:

BOLLINGER MOTORS, INC.

By:	/s/ Robert Bollinger
Name: Robert Bollinger
Title: Chief Executive Officer

THE PURCHASER:

MULLEN AUTOMOTIVE, INC.

By:	/s/ David Michery
Name: David Michery
Title: Chief Executive Officer

BOLLINGER:

/s/ Robert Bollinger
Robert Bollinger

[Signature Page to the First Amendment to the Common Stock Purchase Agreement]